Exhibit 10.9

        , 20

VIA

     ,

Re: Employment Offer Letter

Dear      ,

This offer letter sets forth the terms of your employment (“Agreement”) with Magnell Associate, Inc. dba Newegg.com, a California corporation (the “Company”). The parties to this Agreement shall collectively be referred to herein as the “Parties”, each a “Party”. Please review this letter carefully. If you accept employment with the Company under the terms and conditions of this offer letter, please sign, date and return this offer letter to me on or before         , 20  .

1. Position: You will be employed in the position of       in Company’s       department. This position is classified as a full-time exempt position. However, such classification will not alter the “at will” status of your employment.

2. Duties and Responsibilities: You shall perform all services appropriate to the position of       as well as other duties that may be assigned to you by the Company or your supervisor from time to time. You shall be subject to the direction of the Company and any authorized representative or agent and the Company shall retain full control of the means and methods by which you perform the above services. You shall be expected to travel if necessary or advisable in order to meet the obligations of your position and you shall devote such time, interest and effort to the performance of duties under this Agreement as may be fairly and reasonably necessary. During your employment, you shall not, without prior written consent of Company, engage in any of the following: (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial or professional activity (whether or not pursued for pecuniary gain) that is or may be in competition with the Company, that might create a conflict of interest with the Company, or that might otherwise interfere or negatively impact the business of the Company. You represent and warrant that (i) you are fully qualified and competent to perform the responsibilities for which you are being hired pursuant to the terms and conditions of this Agreement; and (ii) your execution of this Agreement, employment with the Company, and the performance of your proposed duties under this Agreement shall not violate any obligations you may have to any former employer, other person or entity, including any obligations with respect to proprietary or Confidential Information of any other person or entity. You agree to indemnify and hold Company harmless against any and all costs, attorneys’ fees, losses, liabilities and expenses resulting from any claims arising out of, directly or indirectly, or in any way related to your representations set forth herein, including without limitation any breach thereof.

3. Start Date: You will be expected to start work on         , 20  . This offer is expressly conditioned upon your supplying information establishing your identity and your authorization to be employed in the United States on or before your start date, and upon satisfactory completion of reference and background checks, drug/alcohol testing, review and acknowledgement of the Company’s Employee Handbook (including any update to the Employee Handbook, any of which when acknowledged in writing will be incorporated into the terms of this offer letter to the extent it does not conflict with the terms of this offer letter) your execution of and acknowledgement of the List of Prior Inventions attached as Exhibit A hereto and other customary employment requirements.

4. Compensation: In consideration for the services you render to us, the Company shall pay you $      per      , less standard withholdings and authorized deductions and shall be payable on the Company’s regularly scheduled paydays, as amended from time to time. You shall also be entitled to receive overtime in accordance with state and federal laws.

5. Bonus: You will be eligible to receive a bonus based on corporate profitability and your performance, at the Company’s sole discretion, and in accordance with the Company’s policies on bonuses.

6. Benefits: You shall be entitled to paid time off in accordance with the Company’s standard policies. As you become eligible, you shall have the right to participate in and receive benefits from all present and future benefit plans which are made available from time to time to similarly situated employees of the Company. Nothing stated in this Agreement shall prevent the Company from changing or eliminating any benefit during your employment with the Company. All compensation to be paid to you under this Agreement shall be less withholdings required by law.

7. At-Will Employment: You understand and acknowledge that your employment is for no fixed term and is “at-will.” This means that both you and the Company are free to end the employment relationship at any time and for any reason, with or without notice, with or without cause and that no reason need be given for such termination. You may resign, and thereby terminate this offer letter at any time, preferably upon giving two (2) weeks written notice to the Company. The Company may terminate your employment, and thereby terminate this offer letter, at any time, and for any lawful reason.

8. Obligations Upon End of Employment: You agree that all property, including, without limitation, all equipment, tangible Confidential Information, as defined below, documents, books, records, reports, notes, drawings, specifications, contracts, lists, data and copies thereof, created in any medium and furnished to, contained by or prepared by you in the course of or incident to your employment and any other material containing, comprising or disclosing any Company inventions and third party information belongs to the Company and shall be promptly returned to the Company upon the termination of your employment with the Company. All benefits to which you are otherwise entitled shall cease upon the end of your employment, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company, or as required by law. Upon your departure from the Company, you shall be entitled to receive all accrued benefits that may be due and payable at the time, but shall not be entitled to any severance pay. All Confidential Information, unfair competition and non-solicitation representations and warranties made under this Agreement shall survive the termination of your employment and this Agreement with the Company. Prior to your departure from the Company, you agree to fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and facilitate the orderly transfer of work to other employees. In the event that you cease to provide service to the Company, you hereby consent to the notification of your new employer of your rights and obligations under this Agreement.

9. Confidential Information Definition: “Confidential Information” is all information, past or present, in whatever form, tangible or intangible, pertaining in any manner to the relationship between the Company and any of its former or current employees. All information not generally known outside of the Company’s organization, and any such information so known only through improper means, shall be deemed Confidential Information. Without limiting the foregoing definition, Confidential Information shall include, but is not limited to: (i) business, marketing, and strategic plans, customer lists and preferences, supplier information, pricing and costing information, records, documents or any other information of the Company, or any information which you gained access to through and during your employment, (ii) actions, claims or litigation against the Company, (iii) information regarding the skills and compensation of other employees or service providers of the Company, and (iii) any information designated as “Confidential,” “Proprietary” or some other similar designation or which under the circumstances surrounding disclosure ought to be treated as confidential. You shall consult any Company procedures instituted to identify and protect certain types of Confidential Information, which are considered by the Company to be safeguards in addition to the protection provided by this paragraph. Nothing contained in those procedures or in this paragraph is intended to limit the effect of the other.

10. Restrictions on Use or Disclosure of Confidential Information: During the course of your employment, you shall use and disclose Confidential Information, only for the benefit of the Company and as is necessary to carry out your responsibilities for the Company. Following the end of your employment with the Company, you shall return all Confidential Information, and neither, directly or indirectly, use or disclose any Confidential Information, except as expressly and specifically authorized in writing by the Company. You represent and warrant that you shall hold, in strict confidence, all Confidential Information and shall not disclose such information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, or summarize any Confidential Information except where authorized by the Company in writing. You acknowledge that the Company has received and will receive from third parties Confidential Information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Company and such third parties, during the period of employment and thereafter, a duty to hold all such Confidential Information in the strictest confidence and not to disclose or use it except as necessary to perform your obligations hereunder and as is consistent with the Company’s agreement with such third parties.

11. Ownership of Inventions: You agree that all copyrightable material, notes, records, inventions, improvements, developments, discoveries and trade secrets, whether or not patentable, conceived, made or discovered by you while rendering services for the Company, solely or in collaboration with others, while employed by the Company (collectively, “Inventions”) shall be the sole property of Company. In addition, to the extent allowed by law, any Inventions which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. You further agree to assign (or cause to be assigned) and do irrevocably hereby assign fully to Company all such Inventions and any copyrights, patents or other intellectual property rights relating thereto. Pursuant to California Labor Code Section 2872, this covenant shall not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, as explained in the Invention Assignment Notice attached hereto as Exhibit B. You acknowledge that all unpatented inventions, discoveries, improvements, works of authorship or works made for hire, which were owned and controlled by you on the date of entering employment with Company have been listed by you on Exhibit A which is attached to this Agreement. Upon the termination of your employment, or upon the earlier request of Company, you will immediately deliver to Company all property of Company relating to, and all tangible embodiments of, Inventions in your possession or control. You agree to assist Company, or its designee, at the expense of Company, to obtain and from time to time enforce and defend the rights of Company in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, and to execute all documents reasonably necessary for Company to do so. You further agree that, if in the course of performing your services for the Company, you incorporate into any Inventions developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by him or in which you have an interest (“Item”), Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with such Inventions. You further agree that if Company, after reasonable effort, is unable because of your unavailability, mental or physical incapacity, or for any other similar reason, to secure your signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering the Inventions assigned to Company above, then you hereby irrevocably designate and appoint Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by you.

12. Unfair Competition: During the course of your employment, you will have access to trade secrets and Confidential Information pertaining to the Company, its products, customers, and its methods of doing business. You shall have access to confidential records and data pertaining to the Company’s customers and to the relationship between these customers and the Company. Such information is considered trade secret and is disclosed to you in confidence. During your employment by the Company subsequent to termination of your employment for any reason, you shall not directly or indirectly disclose or use any such information, or assist or facilitate such disclosure or use by any unauthorized third party except as required in the course of your employment and as authorized by the Company. You specifically agree that for a period of twenty-four (24) months after termination of your employment by the Company, you will not engage, directly or indirectly, either as a proprietor, stockholder, partner, officer, employee or otherwise, in the same or substantially similar activities as were performed for the Company in any business within the State of California which distributes or sells products or provides services similar to those distributed, sold, or provided by the Company.

13. Non-Solicitation: You acknowledge and agree that the Company has expended and will continue to expend significant time, effort and resources in the hiring, training and development of an unusual and extraordinary workforce whose identities and abilities the Employee would not know of or learn but for your relationship with the Company. You further acknowledge and agree that you possess and will continue to receive valuable Confidential Information of the Company (as defined above) and exposure to service providers and customers and potential customers of the Company. Therefore , during your employment and for a two (2) year period after the end of your employment with the Company, you shall not use Confidential Information to either, directly or indirectly, alone or in association with others (i) solicit, encourage or induce any employees or consultants of the Company or any of its subsidiaries or affiliates to leave the Company for any reason, or (ii) solicit business from or perform services for any customer, vendor, supplier, partner, licensee or business relation of Company or any of its subsidiaries or affiliates, or induce or attempt to induce any such individual or entity to cease doing business with the Company or in any way interfere with the relationship between any such individual or entity and the Company.

14. Dispute Resolution: To the fullest extent permitted by law, all disputes between you (including your attorneys, successors, and assigns) and Company (including Company's current and former parent, subsidiary or affiliated companies and its and their respective, shareholders, directors, officers, supervisors, managers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to your employment or termination, including, without limitation, all disputes arising under this Agreement, ("Arbitrable Claims") shall be resolved by binding arbitration. All persons and entities specified in the preceding sentence (other than Company and you) shall be considered third-party beneficiaries of the rights and obligations created by this Agreement and shall be included in the definitions of "Company" and "you" as applicable. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims alleging wrongful termination, retaliation, harassment and/or discrimination (including, but not limited to those on the basis of, race, sex, sexual orientation, gender identity, religion, national origin, age, marital status, medical condition, and disability), breach of contract, breach of the covenant of good faith and fair dealing, defamation, libel, slander, invasion of privacy and/or negligent or intentional: a) infliction of emotional distress; b) misrepresentation; c) interference with contract; or d) interference with prospective economic advantage. This Agreement shall not prohibit you from filing administrative claims with the Workers' Compensation Appeals Board, the Employment Development Department, the National Labor Relations Board, the California Division of Labor Standards Enforcement, the U.S. Department of Labor, the Equal Employment Opportunity Commission and/or the Department of Fair Employment and Housing, nor shall this Agreement prevent you from cooperating in the investigation of such charges or claims.

Except as otherwise required under applicable law, you and Company expressly agree that class action and representative action procedures shall not asserted in, nor will they apply to, any arbitration pursuant to this Agreement. You and Company further agree that each party will not assert class action or representative action claims against the other in arbitration or otherwise. You and Company further agree that each party shall only submit your/its own individual claims in arbitration and will not seek to represent the interests of any other person(s).

Arbitration of Arbitrable Claims shall be submitted and determined exclusively by binding arbitration at the request of either party before a single retired Superior Court Judge in accordance with the Employment Arbitration Rules and Procedures of the Judicial Arbitration Mediation Services (“JAMS”) or other similar organization agreed upon by the parties. The demand for arbitration must be in writing and made within the applicable statute of limitations period and sent to the opposing party(ies). If the parties fail to jointly agree on an arbitrator, either party shall file a Petition with the Superior Court for appointment of an arbitrator in accordance with the provisions of California Code of Civil Procedure Section 1281.6. Notwithstanding the rules promulgated by any agreed upon or appointed ADR provider, to the extent applicable in civil action in California courts, the following shall apply and be observed: all rules of pleading (including the right to demurrer and to strike), all rules of evidence, all rights to resolution of the dispute by means of motions for summary judgment/summary adjudication, judgment on the pleadings and judgment under Code of Civil Procedure Section 631.8. Additionally, in any arbitration proceeding under this Agreement, the parties shall have the same rights to discovery as would be available in a proceeding in California Superior Court, as provided in California Code of Civil Procedure Section 1283.05, and the arbitrator shall have the authority to resolve any and all discovery disputes. The arbitrator shall have only such authority to award damages, costs, and fees as a court would have for the particular claim(s) asserted. The fees for the arbitrator shall be paid by Company. Otherwise, each party shall bear its or his own fees and costs incurred in connection with the arbitration except for any attorneys' fees or costs which are awarded to a party by the arbitrator pursuant to a statute or contract which provides for recovery of such fees and/or costs from the other party. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. The decision of the arbitrator shall be binding and conclusive on the parties, except as may otherwise be required by law. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. BOTH EMPLOYEE AND COMPANY UNDERSTAND AND AGREE THAT BY USING ARBITRATION TO RESOLVE ANY ARBITRABLE CLAIMS, THEY ARE GIVING UP ANY RIGHT THAT THEY MAY HAVE TO A COURT TRIAL BY JUDGE OR JURY TRIAL WITH REGARD TO THOSE CLAIMS.

15. Notice: Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to the number provided below or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Company or to you at the corresponding address below. You shall be obligated to notify the Company in writing of any change in your address. Notice of change of address shall be effective only when done in accordance with this section.

Company’s Notice Address:	Your Notice Address:
Magnell Associate, Inc.
(dba Newegg.com.)
17560 Rowland Street	( )
City of Industry, CA 91748	Attention:
(626) 271-9700 phone
(626) 271-9466 fax
Attention: General Counsel

16. Miscellaneous: All actions required or permitted to be taken under this Agreement by the Company, including, without limitation, exercise of discretion, consents, waivers and amendments to this Agreement, shall be made and authorized in writing only by a representative of the Company specifically authorized. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and all prior or contemporaneous agreements, representations, negotiations and understandings of the Parties hereto, oral or written, are hereby superseded and merged herein. No modification of or amendment to this Agreement will be effective except by an instrument in writing, signed by each of the Parties. Any waiver by one party hereto of breach of any provision of this Agreement by the other must be agreed to by both parties in writing and shall not operate or be construed as a continuing waiver. Any failure or neglect by either party to enforce any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement. Employee may not assign, sell, transfer, delegate or otherwise dispose of, any rights or obligations under this Agreement. Any such assignment, sale, transfer, delegation or other disposal shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other entity, or the sale by the Company of all or substantially all of its assets, or the otherwise lawful assignment by the Company of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement. In the event that any section, sub-section or other provision contained in this Agreement, for any reason, is determined and held to be invalid, unlawful or unenforceable to any extent, such section, sub-section or other provision shall to that extent be severed from this Agreement and the validity and enforceability of any remaining provisions of this Agreement shall not be affected and shall remain in full force and effect to the maximum extent permissible by law. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. This Agreement reflects the negotiated agreement of the Parties. Accordingly, this Agreement shall be construed as if both Parties jointly prepared it, and no presumption against one Party or the other shall govern the interpretation or construction of any of the provisions of this Agreement. You acknowledge that you have read and understand this Agreement, that you are fully aware of its legal effect, and that you have entered into it freely and voluntarily and based on your own judgment and not on any representations or promises other than those contained in this Agreement. This Agreement may be signed in two counterparts, with each deemed an original and both of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this offer letter on the day and year below.

Magnell Associate, Inc., dba Newegg.com

Date:	By:
Ruby Lem
NA Head, Human Resources
I acknowledge the terms of this offer letter and I have received a copy of the JAMS Employment Arbitration Rules and Procedures.
By:
Date:

[Signature Page of Offer Letter]

EXHIBIT A

List of Prior Inventions

1. Prior Inventions. Inventions, if any, patented or unpatented, made prior to the commencement of service to the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, set forth below is a complete list of all inventions and copyrightable material or creations that you have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of service to the Company, that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause you to violate any prior confidentiality agreement, you understand that you are not to list such Prior Inventions below but shall only disclose a cursory name for each such Prior Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Inventions has not been made for that reason. If no such disclosure is listed below, you represent that there are no Prior Inventions. If, in the course of your service to the Company, you incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, modify, use and sell such Prior Invention. Notwithstanding the foregoing, you agree that you will not incorporate, or permit to be incorporated, Prior Inventions in any Company invention without the Company’s prior written consent.

List of All Prior Inventions or Improvements

☐	No inventions or improvements
☐	See below:

☐	Additional sheets attached

Due to a prior confidentiality agreement, full disclosure cannot be completed with respect to Prior Inventions or improvements generally listed below, and the proprietary rights and duty of confidentiality with respect to such Prior Inventions is owed to the following party(ies):

Name of Invention or Improvement	Party(ies) To Whom it Belongs and Relationship
1. ___________________________	_______________________________________

2. ___________________________	_______________________________________

☐	Additional sheets attached

ACKNOWLEDGED & AGREED:

By:	__________________________________

Name:	__________________________________

Date:	__________________________________

EXHIBIT B

INVENTION ASSIGNMENT NOTICE

In accordance with Section 2872 of the California Labor Code, you are hereby notified that the Employment Agreement you have signed in connection with the retention of your services by the Company do not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in pertinent part:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention which was developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

(2) Result from any work performed by the employee for the employer.

RECEIPT ACKNOWLEDGED

Date:
Employee Signature